Exhibit (d)(31)

SUB-ADVISORY AGREEMENT

PIMCO FUNDS

840 Newport Center Drive

Newport Beach, California 92660

AGREEMENT made as of the 13th day of October, 2006 by and between Pacific Investment Management Company LLC, a Delaware limited liability company (hereinafter the “Adviser”), investment adviser for the PIMCO Fundamental IndexPLUS™ Fund and PIMCO Fundamental IndexPLUS ™ TR Fund (each a Fund and collectively the “Funds”), each a series of the PIMCO Funds (the “Trust”), and Research Affiliates, LLC, a California limited liability company (the “Sub-Adviser”);

WHEREAS, the Adviser has been retained by the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory services to the series of the Trust, including the Funds, pursuant to an investment advisory agreement (the “Investment Advisory Agreement”);

WHEREAS, the Adviser, on behalf of the Funds, wishes to obtain equity exposure by investing in total return swaps based upon an enhanced version of the Sub-Adviser’s index series known as Research Affiliates Fundamental Index (the “RAFI™”) tracking the top 1000 equity issuers (the “Enhanced RAFI™ 1000”), as produced, and revised from time to time, by the Sub-Adviser;

WHEREAS, the Adviser wishes to retain the Sub-Adviser to assist the Adviser in providing investment advisory services (“Advisory Services”) in connection with the Funds;

WHEREAS, the Sub-Adviser is willing to provide such services to the Adviser upon the terms and conditions and for the compensation set forth below; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1. The Trust is an open-end investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Funds and to such additional investment portfolios as shall be designated in supplements to this Agreement, as further agreed between the Adviser and Sub-Adviser. The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions applicable to the Funds as specified in the currently effective prospectus (the “Prospectus”) for the Trust included in the registration statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the documents referred to in the preceding sentence have been furnished to the Sub-Adviser. Any amendments to those documents shall be furnished to the Sub-Adviser promptly.

2. The Adviser hereby appoints the Sub-Adviser to provide Advisory Services specified in this Agreement and the Sub-Adviser hereby accepts such appointment and agrees to render the services herein set forth.

3. (a) The Sub-Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Sub-Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Sub-Adviser of any of its obligations hereunder, nor shall the Funds be responsible for any additional fees or expenses hereunder as a result. The Sub-Adviser shall not retain any other person to serve as an investment adviser or sub-adviser to the Funds. The Sub-Adviser shall not pay any fee, based on the assets of the Funds, to any person providing research and/or investment advice to the Sub-Adviser without the express written consent of the Adviser.

(b) The Sub-Adviser shall not be required to pay any expenses of the Funds other than those specifically allocated to the Sub-Adviser in this Agreement. In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees (if any) as are officers or employees of the Sub-Adviser whose services may be involved, for any of the following expenses of the Funds: compensation of the Trustees who are not affiliated with the Adviser or Sub-Adviser, the Funds’ distributor or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of the Funds’ independent registered public accounting and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Funds), transfer agent, registrar and dividend disbursing agent of the Funds; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Funds; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(b) shall be the responsibility of the other party or parties to that agreement.

4. (a) Subject to the supervision of the Adviser, the Sub-Adviser shall provide to the Funds Advisory Services, including investment guidance and policy direction in connection with the management of the Funds, oral and written research, analysis, advice, and statistical and economic data and information.

(b) As part of its Advisory Services, the Sub-Adviser shall provide the Adviser with a model portfolio reflecting the composition of Enhanced RAFI™ 1000, as amended from time to time, based on the Sub-Adviser’s fundamental analysis process. The Sub-Adviser also will provide the model portfolio to such investment banks or counterparties as the Adviser shall designate for purposes of developing the derivative instruments to be used by the Adviser in obtaining exposure to Enhanced RAFI™ 1000. Such Advisory Services shall not include (i) determining the securities and other assets to be purchased or sold by each Fund; or (ii) determining what portion of each Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

(c) The Sub-Adviser shall not use any non-public inside information relating to the Adviser, the Funds or the Trust obtained in connection with this Agreement that may be in its possession or in the possession of any of its affiliates beyond the performance of its obligations under this Agreement.

(d) The Sub-Adviser also shall provide to the Adviser, including the officers of the Trust, administrative assistance in connection with the operation of the Funds, which shall include (i) compliance with all reasonable requests of the Adviser and Trust for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission (“SEC”) and state securities commissions, and (ii) such other services as the Adviser and/or Sub-Adviser shall from time to time determine to be necessary or useful to the administration of the Funds. The Sub-Adviser will keep the Adviser informed of any developments it becomes aware of which may materially affect the Funds.

(e) The Sub-Adviser shall provide Advisory Services for the account of the Funds in accordance with the Sub-Adviser’s best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code of 1986, as amended (“Code”) relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees.

(f) The Sub-Adviser shall furnish to the Adviser and the Trust’s Board of Trustees periodic and special reports (including any statistical information) on the investment performance of the Funds and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

5. The Sub-Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. Subject to the provisions of Section 9(a) hereof, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Trust or the Funds in connection with the matters to which this Agreement relates, except that the Sub-Adviser shall be liable to the Adviser for a loss resulting from a breach of fiduciary duty by the Sub-Adviser under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Adviser. As used in this Section, the term “Sub-Adviser” shall include any officers, directors, employees or other affiliates of the Sub-Adviser performing services with respect to the Funds.

6. (a) The Sub-Adviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over the Sub-Adviser in performance of its duties hereunder. The Sub-Adviser will treat as confidential and proprietary information of the Funds all records and information relative to the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld, and the Sub-Adviser shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

(b) The Sub-Adviser will notify the Funds in the event that the Sub-Adviser or any of its affiliates (i) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement, or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Adviser further agrees to notify the Funds immediately of any material fact known to the Sub-Adviser relating to the Sub-Adviser that is not contained in the Funds’ Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect.

7. (a) For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of each Fund, equal to the lesser of (i) a fee at the rate of 0.12% or (ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of each Fund’s net assets shall be computed in the manner specified in the Prospectus and the Trust’s governing instruments for the computation of the value of each Fund’s net assets in connection with the determination of the net asset value of each Fund’s shares. Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of the Funds or of the Trust.

(b) If any investment company, which is sponsored by the Adviser (“PIMCO Sponsored Fund”) and subadvised by the Sub-Adviser, including, without limitation, PIMCO All Asset Fund, PIMCO All Asset All Authority Fund, PIMCO Variable Insurance Trust All Asset Portfolio and PIMCO Variable Insurance Trust All Asset All Authority Portfolio invests in a Fund, the Sub-Adviser shall, subject to applicable law, waive any fee to which it would be entitled under Section 7(a) of this Agreement with respect to any assets of the PIMCO Sponsored Fund invested in a Fund.

8. (a) This Agreement shall become effective with respect to the Funds as of the date hereof (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto) and shall continue in effect with respect to the Funds for a period of more than two years from that date (or, with respect to any additional fund, the date of the supplement) only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds or by the Trust’s Board of Trustees and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b) This Agreement may be terminated with respect to the Funds (or any additional fund) at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds; (ii) a vote of a majority of the Trust’s entire Board of Trustees on 60 days’ written notice to the Sub-Adviser; (iii) the Adviser on 60 days’ written notice to the Sub-Adviser; or (iv) the Sub-Adviser on 60 days’ written notice to the Trust. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9. (a) The Sub-Adviser shall indemnify and hold harmless the Adviser and its officers, directors, trustees, employees and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Sub-Adviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Sub-Adviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard in fulfilling its obligations under this Agreement.

(b) The Adviser shall indemnify and hold harmless the Sub-Adviser and its officers, directors, trustees, employees and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Adviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Adviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard in fulfilling its obligations under this Agreement.

10. Except to the extent necessary to perform the Sub-Adviser’s obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to the Funds hereunder.

11. It is understood that the names “PIMCO” or “PIMCO Funds” or any derivative thereof or logo associated therewith are the valuable property of the Adviser and its affiliates. The Sub-Adviser (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Adviser. In addition, the Sub-Adviser hereby consents to the use of its name and any logo, mark or symbol associated therewith, as well as the names of its business affiliates including Mr. Robert D. Arnott in the Funds’ Registration Statement, other disclosure documents, shareholder communications, advertising, sales literature and similar communications.

12. It is understood that ‘Research Affiliates”, “RAFI™”, “Fundamental Index™”, any associated logos and the method of formulation of the RAFI™ series of indexes and the enhanced versions of the RAFI™ series are the proprietary and valuable property of the Sub-Adviser. While the Sub-Adviser consents to the use of the marks and logos and will provide the Adviser and the Funds with the necessary information on RAFI™ index series and Enhanced RAFI™ 1000, rights to such intellectual property will remain with the Sub-Adviser and nothing in this Agreement shall be construed otherwise.

13. Any recommendations concerning the Funds’ investment program proposed by the Sub-Adviser to the Funds and the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Funds pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, the Sub-Adviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 of the 1940 Act and any other applicable federal or state rule. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable law and regulations.

15. This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

16. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

17. (a) The Adviser and the Sub-Adviser shall treat forever as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder, except to an affiliate (as defined in the 1940 Act) of the Adviser or the Sub-Adviser, as the case may be, or to any investment bank or counterparty designated by the Adviser pursuant to Section 4(b) above, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as “Confidential” by the Sub-Adviser, the Adviser or the Funds (“Confidential Information”). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, employees, affiliates, representatives or agents (including, without limitations, such investment banks referred to in Section 4(b) of this Agreement) not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, the Adviser may disclose or transmit Confidential Information with respect to the Funds (i) to the Trust’s Board of Trustees; or (ii) with the prior written consent of the Sub-Adviser.

(b) Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the other party for disclosure or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that written notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

18. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

19. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at the addresses set forth below:

If to Research Affiliates:

Janine Nesbitt

Director, Administration and Chief Compliance Officer

155 N. Lake Ave., Suite 900,

Pasadena, CA 91101

Phone: (626) 584-2100

Fax: (626) 584-2111

If to PIMCO:

Mohan V. Phansalkar

Managing Director

840 Newport Center Drive

Newport Beach, CA 92660

Phone: (949) 720-6180

Fax: (949) 720-4590

Notice shall be deemed given upon receipt.

20. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

21. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

22. No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	Brent R. Harris
Title:	Managing Director

RESEARCH AFFILIATES, LLC

By:	Robert D. Arnott
Title:	Chairman & Chief Investment Officer